Exhibit 99.1

Supernus Announces Third Quarter 2020 Financial Results

•Q3 2020 total revenues of $155.1 million, including net product sales of $152.1 million and royalty revenues of $3.0 million
•Q3 2020 operating earnings of $56.1 million
•On track to initiate commercial launch of SPN-812 in January 2021, if approved by the FDA
•Topline data from the SPN-812 Phase III trial in adult ADHD patients expected in Q1 2021
•Submitted SPN-830 (Apomorphine infusion pump) NDA to the FDA in September 2020
•Increased full year 2020 net product sales guidance range of $500 million to $525 million, and operating earnings guidance range of $145 million to $160 million

ROCKVILLE, MD., November 3, 2020 - Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported financial results for the third quarter of 2020 and associated Company developments.

“During the first nine months of 2020, we delivered strong product sales growth, diversified our revenue base and enhanced our long term growth with two corporate transactions” said Jack Khattar, President and CEO of Supernus. “Our employees have been hard at work in anticipation of the launch of SPN-812. Based on the efficacy and safety demonstrated in its clinical program, SPN-812 can potentially offer an important new option in the treatment of ADHD.”

Commercial Update

Third quarter 2020 net product sales were $152.1 million, 52% higher than the same period in 2019, driven by the addition of $40.9 million of net product sales from the acquired commercial products and $11.2 million in net product sales growth from Trokendi XR and Oxtellar XR.

Net Product Sales ($ in millions)
	Q3 2020	Q3 2019	Change %
Trokendi XR	$82.9	$77.3	7%
Oxtellar XR	28.3	22.7	25%
APOKYN	34.5	—	NM(1)
XADAGO	2.3	—	NM(1)
MYOBLOC	4.1	—	NM(1)
Total	$152.1	$100.0	52%
____________
(1)Fluctuation in terms of percentage change is not meaningful.

Product Pipeline Update

SPN-812 - Novel non-stimulant for the treatment of ADHD in children and adults

•The Company continues to prepare for the commercial launch of SPN-812, which is expected in January 2021, if approved by the FDA. The New Drug Application (NDA) Prescription Drug User Fee Act (PDUFA) target action date is November 8, 2020.

•The Company completed enrollment in the SPN-812 Phase III trial in adult patients with ADHD. Topline data from the trial is expected in the first quarter of 2021.

SPN-830 (Apomorphine infusion pump) - Continuous treatment of motor fluctuations (“on-off” episodes) in PD

•NDA was submitted to the U.S. Food and Drug Administration (FDA) in September 2020 for the continuous treatment of "on-off" episodes in adults with Parkinson's disease (PD) whose motor control is unsatisfactory with oral levodopa and at least one other noninvasive PD therapy.
•The Company expects to launch SPN-830 in the fourth quarter of 2021, if approved by the FDA.

SPN-820 - Novel first-in-class activator of mTORC1

•Preclinical and development activities are ongoing, with the goal of initiating a Phase II clinical program in treatment-resistant depression by the end of 2021.

Operating Expenses

Research and development (R&D) expenses in the third quarter of 2020 were $16.8 million, essentially unchanged from $16.9 million in the same quarter last year.

Selling, general and administrative (SG&A) expenses in the third quarter of 2020 were $54.7 million, compared to $39.3 million in the same quarter last year. This increase was primarily due to costs associated with the new CNS portfolio of commercial products acquired from US WorldMeds (USWM Acquisition) in the second quarter of 2020 and our ongoing preparations for the potential launch of SPN-812.

Amortization expense of intangible assets in the third quarter of 2020 were $6.1 million, compared to $1.3 million in the same quarter last year. This increase results from the USWM Acquisition.

Operating Earnings and Earnings Per Share

Operating earnings (GAAP) in the third quarter of 2020 were $56.1 million, compared to $39.7 million in the third quarter of 2019. Net earnings (GAAP) in the third quarter of 2020 were $40.0 million, or $0.74 per diluted share, as compared to $28.9 million, or $0.54 per diluted share, in the same period last year.

Balance Sheet Highlights

As of September 30, 2020, the Company had $740.1 million in cash, cash equivalents, marketable securities and long term marketable securities, compared to $938.8 million at December 31, 2019. During the first nine months of 2020, the Company generated $107.5 million of cash from operations, inclusive of net changes in working capital. The Company made cash payments of approximately $300 million for acquisition of the CNS portfolio of US WorldMeds and $25 million paid to Navitor upon executing the development and option agreement for SPN-820.

Financial Guidance

The Company is revising full year 2020 financial guidance, which consists of the following components, inclusive of the impact of acquiring the CNS portfolio of US WorldMeds as of June 9, 2020:

($ in millions)	Current (As of November 3, 2020)	Previous (As of August 18, 2020)
Net product sales	$500 - $525	$460 - $500
Research and development expense	Approximately $75	Approximately $85
Selling, general and administrative expense	$215 - $225	$240 - $250
Amortization of intangible assets	$16	$15
Operating earnings (GAAP)	$145 - $160, including amortization of intangible assets	$90 - $110, including amortization of intangible assets

Conference Call Details

The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer and the executive management team to discuss these results at 9:00 a.m. Eastern Time, on Wednesday, November 4, 2020.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	1882244
Conference Call Name:	Supernus Pharmaceuticals Third Quarter 2020 Earnings Conference Call
Following the live call, a replay will be available on the Company's website, www.supernus.com, under “Investor Relations”.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases. The Company markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy; Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy; APOKYN® (apomorphine hydrochloride injection) for the acute treatment of hypomobility in advanced Parkinson’s disease (PD); MYOBLOC® (rimabotulinumtoxinB) for the treatment of cervical dystonia and treatment of chronic sialorrhea in adults; and XADAGO® (safinamide) as an adjunctive treatment to levodopa/carbidopa in PD patients with hypomobility. The Company is also developing several product candidates to address large market opportunities in the CNS market, including SPN-812 for the treatment of ADHD; apomorphine infusion pump for hypomobility in PD; SPN-820 for treatment-resistant depression; and SPN-817 for the treatment of epilepsy.

See full Prescribing Information for our products here: Trokendi XR, Oxtellar XR, APOKYN, MYOBLOC, and XADAGO.

All trademarks are the property of their respective owners.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	September 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$204,293	$181,381
Marketable securities	147,657	165,692
Accounts receivable, net	133,107	87,332
Inventories, net	42,465	26,628
Prepaid expenses and other current assets	24,493	11,611
Total current assets	552,015	472,644
Long term marketable securities	388,185	591,773
Property and equipment, net	17,395	17,068
Operating lease assets	21,019	21,279
Finance lease asset	21,676	—
Intangible assets, net	402,265	24,840
Goodwill	89,143	—
Deferred income tax assets	—	32,063
Other assets	18,324	615
Total assets	$1,510,022	$1,160,282

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$11,193	$10,141
Accrued product returns and rebates	136,973	107,629
Accrued expenses and other current liabilities	56,289	34,305
Contingent consideration, current portion	82,900	—
Income taxes payable	—	2,443
Operating lease liabilities, current portion	3,741	2,825
Finance lease liability, current portion	3,612	—
Nonrecourse liability related to sale of future royalties, current portion	4,898	3,244
Total current liabilities	299,606	160,587
Convertible notes, net	357,521	345,170
Contingent consideration, long term	33,000	—
Nonrecourse liability related to sale of future royalties, long term	14,960	19,248
Operating lease liabilities, long term	29,522	30,440
Finance lease liability, long term	19,289	—
Deferred income tax liabilities	37,941	—
Other liabilities	9,304	9,409
Total liabilities	801,143	564,854

Stockholders’ equity
Common stock, $0.001 par value; 130,000,000 shares authorized; 52,670,121 and 52,533,348 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	53	53
Additional paid-in capital	403,396	388,410
Accumulated other comprehensive earnings, net of tax	9,700	7,417
Retained earnings	295,730	199,548
Total stockholders’ equity	708,879	595,428

Total liabilities and stockholders’ equity	$1,510,022	$1,160,282

Supernus Pharmaceuticals, Inc.
Condensed Consolidated Statements of Earnings
(in thousands, except share and per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenues
Net product sales	$152,133	$100,034	$368,607	$285,491
Royalty revenues	3,002	2,106	8,233	6,818
Total revenues	155,135	102,140	376,840	292,309

Costs and expenses
Cost of goods sold(a)	21,388	4,819	33,926	12,547
Research and development	16,839	16,943	58,023	49,307
Selling, general and administrative	54,660	39,343	144,377	118,782
Amortization of intangible assets	6,108	1,306	9,814	3,918
Total costs and expenses	98,995	62,411	246,140	184,554

Operating earnings	56,140	39,729	130,700	107,755

Other income (expense)
Interest income	3,262	5,559	12,988	15,696
Interest expense	(6,088)	(5,662)	(17,658)	(16,930)
Other income (expense), net	(603)	(36)	2,925	54
Total other expense	(3,429)	(139)	(1,745)	(1,180)

Earnings before income taxes	52,711	39,590	128,955	106,575

Income tax expense	12,714	10,730	32,773	26,648
Net earnings	$39,997	$28,860	$96,182	$79,927

Earnings per share
Basic	$0.76	$0.55	$1.83	$1.53
Diluted	$0.74	$0.54	$1.79	$1.48

Weighted-average shares outstanding
Basic	52,658,850	52,453,384	52,583,891	52,392,232
Diluted	53,762,642	53,805,838	53,663,273	53,898,486

___________________________________________
(a) Excludes amortization of acquired intangible assets

CONTACTS:

Jack A. Khattar, President and Chief Executive Officer
Jim Kelly, EVP & Chief Financial Officer
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
Westwicke, an ICR Company
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com